UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Eleven Biotherapeutics, Inc.
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April 7, 2017
Dear Eleven Biotherapeutics, Inc. Stockholder:
You are cordially invited to our Annual Meeting of Stockholders on Friday, May 19, 2017, beginning at 10:00 a.m., Eastern time, at the Hilton Boston Logan Airport, One Hotel Drive, Boston, MA 02128. The enclosed notice of annual meeting of stockholders sets forth the proposals that will be presented at the meeting, which are described in more detail in the enclosed proxy statement. Our board of directors recommends that you vote “FOR” Proposals 1 and 2, as set forth in the proxy statement.
We look forward to seeing you there.
Very truly yours,
Stephen A. Hurly
Chief Executive Officer

ELEVEN BIOTHERAPEUTICS, INC.
245 First Street, Suite 1800
Cambridge, MA 02142
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Friday, May 19, 2017
The annual meeting of stockholders of Eleven Biotherapeutics, Inc., a Delaware corporation, or the Company, will be held on Friday, May 19, 2017, beginning at 10:00 a.m., Eastern time, at the Hilton Boston Logan Airport, One Hotel Drive, Boston, MA 02128, or the 2017 Annual Meeting, to consider and act upon the following matters:
1. To elect three class III directors of our board of directors, each to serve until the 2020 annual meeting of stockholders and until their respective successors have been duly elected and qualified;
2. To ratify the selection of Ernst & Young LLP as Eleven Biotherapeutics’ independent registered public accounting firm for the fiscal year ending December 31, 2017; and
3. To transact such other business as may properly come before the 2017 Annual Meeting or any adjournment or postponement thereof.
Stockholders of record at the close of business on March 27, 2017, the record date for the 2017 Annual Meeting, or Record Date, will be entitled to notice of and to vote at the 2017 Annual Meeting or any adjournment or postponement thereof. We have elected to provide our stockholders with access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the Internet increases the ability of our stockholders to access the information they need, while reducing the environmental impact of our 2017 Annual Meeting. Accordingly, on or about April 7, 2017, we began mailing a Notice of Internet Availability of Proxy Materials, or the Notice, to all stockholders of record on our books at the close of business on the Record Date, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.
By order of the board of directors,
Stephen A. Hurly
Chief Executive Officer
Cambridge, Massachusetts
April 7, 2017
YOU MAY OBTAIN ADMISSION TO THE 2017 ANNUAL MEETING BY IDENTIFYING YOURSELF AT THE 2017 ANNUAL MEETING AS A STOCKHOLDER AS OF THE RECORD DATE. IF YOU ARE A RECORD OWNER, POSSESSION OF A COPY OF A PROXY CARD WILL BE ADEQUATE IDENTIFICATION. IF YOU ARE A BENEFICIAL (BUT NOT RECORD) OWNER, A COPY OF AN ACCOUNT STATEMENT FROM YOUR BANK, BROKER OR OTHER NOMINEE SHOWING SHARES HELD FOR YOUR BENEFIT ON MARCH 27, 2017 WILL BE ADEQUATE IDENTIFICATION.
WHETHER OR NOT YOU EXPECT TO ATTEND THE 2017 ANNUAL MEETING, WE ENCOURAGE YOU TO READ THE PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE IN ORDER TO HELP ENSURE REPRESENTATION OF YOUR SHARES AT THE 2017 ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. ALTERNATIVELY, YOU MAY SUBMIT YOUR VOTE VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE NOTICE OR, IF YOU REQUESTED TO RECEIVE OR RECEIVED PRINTED PROXY MATERIALS, THE ENCLOSED PROXY CARD.

TABLE OF CONTENTS

Page
Information About the Annual Meeting and Voting	1

Votes Required	2

Corporate Governance	4

Board of Directors	4

How Our Board Is Organized	7

Board Committees	7

Compensation Committee Interlocks and Insider Participation	9

Board Meetings and Attendance	9

Board Processes	9

Board Policies	11

Executive Officers	14

Executive Compensation	14

Summary Compensation Table	14

Director Compensation	20

Audit-Related Matters	22

Audit Committee Report	22

Audit Fees and Services	22

Matters to Be Voted On	23

Proposal 1: Election of Class III Directors	23

Proposal 2: To Ratify the Selection of Ernst & Young LLP as Eleven Biotherapeutics, Inc.’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2017	23

Ownership of Common Stock	24

Section 16(a) Beneficial Ownership Reporting Compliance	25

Other Matters	26

Solicitation of Proxies	26

Householding of Annual Meeting Materials	26

Deadline for Submission of Stockholder Proposals for 2018 Annual Meeting of Stockholders	26

ELEVEN BIOTHERAPEUTICS, INC.
245 First Street, Suite 1800
Cambridge, MA 02142
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, MAY 19, 2017
Information About the Annual Meeting and Voting
This proxy statement is furnished in connection with the solicitation of proxies by the board of directors, or the Board, of Eleven Biotherapeutics, Inc., alternatively referred to herein as “Eleven,” the “Company,” “we” or “us” for use at the 2017 Annual Meeting of Stockholders, or the 2017 Annual Meeting, on Friday, May 19, 2017, beginning at 10:00 a.m., Eastern time, at the Hilton Boston Logan Airport, One Hotel Drive, Boston, MA 02128. On March 27, 2017, the record date for the determination of stockholders entitled to vote at the 2017 Annual Meeting, or the Record Date, there were outstanding and entitled to vote an aggregate of 24,700,746 shares of our common stock, par value $0.001 per share, or common stock. Each share of common stock entitles the record holder thereof to one vote on each of the matters to be voted on at the 2017 Annual Meeting.
On or about April 7, 2017, we mailed a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record as of the Record Date, other than to those stockholders who previously requested electronic or paper delivery of proxy materials. The Notice directs stockholders to a website where they can access our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2016. Stockholders may also view instructions regarding how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive paper copies of our proxy materials or to receive our proxy materials electronically, you will continue to receive access to those materials through the method you requested until you elect otherwise.
Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you, and cast your vote as soon as possible.
Voting Methods
If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank, broker or other nominee, you may vote in one of four ways:
(1) You may vote over the Internet. You may vote your shares by following the “Vote by Internet” instructions in the Notice or on the enclosed proxy card. If you vote over the Internet, you do not need to vote by telephone, by completing and mailing your proxy card or by voting in person at the 2017 Annual Meeting.
(2) You may vote by telephone. You may vote your shares by following the “Vote by Phone” instructions in the Notice or on the enclosed proxy card. If you vote by telephone, you do not need to vote over the Internet, by completing and mailing your proxy card or by voting in person at the 2017 Annual Meeting.
(3) You may vote by mail. If you received (or requested to receive) a printed copy of the proxy materials, you may vote by completing, dating and signing the proxy card and promptly mailing it in the postage-paid envelope provided. If you vote by mail, you do not need to vote over the Internet, by telephone or by voting in person at the 2017 Annual Meeting.
(4) You may vote in person. If you attend the 2017 Annual Meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the 2017 Annual Meeting. Ballots will be available at the 2017 Annual Meeting. Any vote cast at the 2017 Annual Meeting will serve to revoke any prior vote made by Internet, telephone or mail.
All proxies that are executed or are otherwise submitted over the Internet or by telephone will be voted on the matters set forth in the accompanying Notice in accordance with the stockholders’ instructions. However, if no choice is specified on a proxy as to one or more of the proposals, the proxy will be voted in accordance with the Board's recommendations on such proposals as set forth in this proxy statement.
After you have submitted a proxy, you may still change your vote and revoke your proxy prior to the 2017 Annual Meeting by doing any one of the following things:

•
submitting a new proxy by following the “Vote by Internet” or “Vote by Phone” instructions in the Notice or on the enclosed proxy card up until 11:59 p.m., Eastern time, the day before the 2017 Annual Meeting;

•
signing another proxy card and either arranging for delivery of that proxy card by mail by 11:59 p.m., Eastern time, the day before the 2017 Annual Meeting, or by delivering that signed proxy card in person at the 2017 Annual Meeting;

•	giving our Corporate Secretary a written notice before or at the 2017 Annual Meeting that you want to revoke your proxy; or

•	voting in person at the 2017 Annual Meeting.
Your attendance at the 2017 Annual Meeting alone will not revoke your proxy.
Shares Held in Street Name
If the shares you own are held in “street name” by a bank, broker or other nominee record holder, which, for convenience, we collectively refer to in this proxy statement as brokerage firms, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, change your vote or revoke your instructions, you will need to follow the directions your brokerage firm provides you. Many brokerage firms also offer the option of providing for voting over the Internet or by telephone, instructions for which, if available, would be provided by your brokerage firm on the voting instruction form that it delivers to you. Because most brokerage firms are member organizations of the New York Stock Exchange, or NYSE, the rules of the NYSE will likely govern how your brokerage firm would be permitted to vote your shares in the absence of instruction from you. Under the current rules of the NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2) is considered to be a discretionary item under the NYSE rules, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of class III directors (Proposal 1) is a “non-discretionary” item, meaning that if you do not instruct your brokerage firm on how to vote with respect to Proposal 1, your brokerage firm will not vote with respect to that proposal and your shares will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.
If your shares are held in street name, you must bring an account statement from your brokerage firm showing that you are the beneficial owner of the shares as of the Record Date in order to be admitted to the 2017 Annual Meeting. To be able to vote your shares held in street name at the 2017 Annual Meeting, you will need to obtain a proxy card from the holder of record.
Quorum
The holders of 12,350,373 shares of our common stock, representing a majority of the shares of our common stock issued and outstanding and entitled to vote at the 2017 Annual Meeting, will constitute a quorum for the transaction of business at the 2017 Annual Meeting. Shares of common stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the 2017 Annual Meeting.
Votes Required
The following votes are required for approval of the proposals being presented at the 2017 Annual Meeting:
Proposal 1: To Elect Three Class III Directors. The three nominees for director receiving the highest number of votes “FOR” election will be elected as directors. This is called a plurality.
Proposal 2: To Ratify the Selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2017. The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.
Shares that abstain from voting as to a particular matter and shares held in “street name” by brokerage firms who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the proposals referenced above.

This proxy statement, the enclosed proxy card and our 2016 annual report to stockholders were first made available to stockholders on or about April 7, 2017.
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to Be Held on Friday, May 19, 2017:
This proxy statement and our 2016 annual report to
stockholders are available at www.proxydocs.com/ebio
for viewing, downloading and printing.
A copy of our Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to Eleven Biotherapeutics, Inc., 245 First Street, Suite 1800 Cambridge, MA 02142, Attention: Corporate Secretary, Telephone: (617) 444-8550.

CORPORATE GOVERNANCE
Board of Directors
Members of Our Board of Directors
The following table sets forth the name and age as of April 7, 2017 of each of our directors.

Name	Age	Position
Stephen A. Hurly	49	President and Chief Executive Officer and Director
Wendy Dixon Ph.D.(1)(2)	61	Chair of the Board of Directors
Abbie C. Celniker, Ph.D.(3)	58	Director
Paul G. Chaney(2)	59	Director
Leslie L. Dan, B.Sc., Phm., M.B.A., C.M	87	Director
Jay S. Duker, M.D.	58	Director
Barry J. Gertz, M.D., Ph.D.	65	Director
Jane V. Henderson(1)(3)	51	Director
Daniel S. Lynch(1)(2)(3)	58	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.
Stephen A. Hurly has served as our President and Chief Executive Officer since September 2016. Mr. Hurly brings nearly two decades of leadership experience in the life sciences industry. Prior to his role as our President and Chief Executive Officer, he served as the President and Chief Executive Officer of Viventia Bio Inc., or Viventia, a specialty pharmaceutical company, from March 2014 through our acquisition of Viventia in September 2016. Previously, Mr. Hurly was the Chief Executive Officer of Burrill & Co.’s Merchant Banking Division, a finance business for life science companies, from 2011 to 2014. Prior to that, Mr. Hurly was the head of the Life Sciences Investment Banking Practice at Boenning & Scattergood, a securities asset management and investment banking firm, from 2008 to 2011. Mr. Hurly has more than 15 years of experience in the investment banking business. Mr. Hurly currently serves on the board of directors of PHusis Therapeutics Inc., a private targeted small molecule therapeutics company, since May 2011. He graduated from Swarthmore College with a B.A. degree in Engineering and earned an M.B.A. from the University of Chicago. We believe that Mr. Hurly is qualified to serve on our Board because of his extensive knowledge of our business based on his service as our President and Chief Executive Officer and previously as the President and Chief Executive Officer of Viventia.
Wendy L. Dixon, Ph.D. has served as the Chair of our Board since December 2016 and as a member of our Board since October 2014. Dr. Dixon has been the President of Great Meadow Consulting, L.L.C., a life science consulting firm, since July 2009. Additionally, Dr. Dixon has been an advisor to the Mellon Group since August 2014 and was a Senior Advisor to The Monitor Group, now Deloitte Consulting LLP, a consulting firm, from November 2010 to January 2012. Dr. Dixon has also been a member of the Industry Advisory Board of Longitude Capital, a venture capital firm, since March 2015. From 2001 to 2009, Dr. Dixon was the Chief Marketing Officer and President, Global Marketing for Bristol-Myers Squibb, where she served on the Executive Committee. From 1996 to 2001, she was the Senior Vice President, Marketing at Merck and Co., and prior to that, she held executive management positions at West Pharmaceuticals, Inc., Osteotech, Inc. (subsequently acquired by Medtronic Inc.) and Centocor Biotech, Inc. (now Janssen Biotech, Inc.) and various positions at SmithKline and French (now GlaxoSmithKline) in marketing, regulatory affairs, project management and as a biochemist. Dr. Dixon has served on the board of directors of Alkermes plc (NASDAQ: ALKS) since January 2011, Incyte Corporation (NASDAQ: INCY) since May 2010, bluebird bio (NASDAQ: BLUE) since May 2013, and Voyager Therapeutics, Inc. (NASDAQ: VYGR) since January 2017, and was formerly on the boards of Ardea Biosciences, when Ardea was acquired by AstraZeneca plc, Furiex Pharmaceuticals, when Furiex was acquired by Actavis plc, Dentsply International and Orexigen Therapeutics, Inc. (NASDAQ: OREX). Dr. Dixon received a B.S. and a M.S. in Natural Science and a Ph.D. in Biochemistry from the University of Cambridge (UK). We believe that Dr. Dixon is qualified to serve on our Board because of her extensive executive leadership experience in and knowledge of the life sciences industry, as well as her extensive corporate governance experience from serving on numerous boards of directors in the life sciences industry.
Abbie C. Celniker, Ph.D. has served as a member of our Board since September 2011 and previously as our President and Chief Executive Officer from September 2011 to September 2016. Since October 2016, Dr. Celniker has served as a partner of

Third Rock Ventures, a venture capital firm, and as the interim chief executive officer at Goldfinch Biopharma, Inc., a private biotechnology company. Previously, Dr. Celniker served as the Executive Vice President, Translational Medicine of Alexion Pharmaceuticals, Inc., a biopharmaceutical company, from January 2011 to August 2011. Prior to joining Alexion Pharmaceuticals, Dr. Celniker served as the President and Chief Executive Officer and as a member of the board of directors of Taligen Therapeutics, Inc., a biotechnology company, from July 2008 to January 2011, when Taligen Therapeutics was acquired by Alexion Pharmaceuticals. Previously, Dr. Celniker served as the Global Head of Biologics of Novartis AG, the Senior Vice President of Research and Development Strategy and Operations of Millennium Pharmaceuticals, Inc. and the Vice President Protein Technologies of the Wyeth Research facilities in Cambridge, Massachusetts. Dr. Celniker formerly served on the board of directors of Dyax Corp. when it was acquired by Shire plc. Dr. Celniker received a B.A. in Biology from the University of California, San Diego, and a Ph.D. in Molecular Biology from the University of Arizona. We believe that Dr. Celniker is qualified to serve on our Board because of her extensive experience in the development of biologics, her extensive executive leadership experience in the life sciences industry and her extensive knowledge of our company based on her prior experience as our President and Chief Executive Officer.
Paul G. Chaney has served as a member of our Board since February 2014. Mr. Chaney is a co-founder of PanOptica, Inc., a private biopharmaceutical company focused on developing innovative ophthalmic therapeutics, and has served as its President and Chief Executive Officer since 2009. Prior to co-founding PanOptica, Mr. Chaney was executive vice president of OSI Pharmaceuticals, Inc. and president of (OSI) Eyetech, Inc., OSI Pharmaceutical’s wholly-owned eyecare subsidiary. Mr. Chaney joined Eyetech Pharmaceuticals as Chief Operating Officer in 2003. Prior to joining Eyetech, Mr. Chaney held a variety of senior management positions at Pharmacia Corporation, including Vice President of the Global Ophthalmology Business and Vice President of Global Pharmaceutical Ophthalmology. Mr. Chaney also serves as the chairman of the board of directors of Eyegate Pharmaceuticals, Inc. (NASDAQ: EYEG) since August 2008. He began his career as a sales representative for The Upjohn Company in 1980. Mr. Chaney earned a dual degree in Biological Sciences and English from the University of Delaware. We believe that Mr. Chaney is qualified to serve on our Board because of his extensive executive leadership experience in the life sciences industry and at pharmaceutical company business units for over 20 years.
Leslie L. Dan, B.Sc. Phm., M.B.A., C.M. has served as a member of our Board since September 2016 and is the founder of Viventia Bio, Inc. He was appointed the chair of Viventia’s board of directors in January 2013 and served as Viventia's President and Secretary from 2012 to 2015. Mr. Dan also founded Novopharm (now known as Teva Canada Limited) in 1964, now a wholly-owned subsidiary of Teva Pharmaceuticals Industries Limited, and has served on Teva Canada’s board of directors as Chairman since 2000. Mr. Dan also served on the board of directors of Draxis Health Inc. (now known as Draxis Specialty Pharmaceuticals Inc.), a provider of sterile products, non-sterile products and radiopharmaceuticals, from 1993 to 2003, and on the board of directors of Teva Israel from 2001 to 2007. Mr. Dan graduated from the University of Toronto with a B.Sc. Phm. and an M.B.A. He has also received honorary doctorates from the University of British Columbia, Dalhousie University, York University and the University of Toronto. We believe that Mr. Dan is qualified to serve on our Board because of his extensive executive leadership experience in and knowledge of the life sciences industry, as well as his extensive knowledge of our business as a founder of Viventia.
Jay S. Duker, M.D., has served as a member of our Board since January 2015. Dr. Duker has served in varying capacities at the New England Eye Center (NEEC) since January 1992, most recently as Director since 2001. He has also served as Professor and Chairman of the Department of Ophthalmology at Tufts Medical Center and the Tufts University School of Medicine since 2003. He has published more than 185 journal articles, with his major research interests including retinal imaging, in particular optical coherence tomography (OCT), retinal vascular diseases, and drug delivery to the posterior segment. His book, Yanoff and Duker’s Ophthalmology, is one of the bestselling ophthalmic texts over the past decade. Dr. Duker is the co-founder of three companies, including Hemera Biosciences, a biotech start-up whose focus is a gene therapy based treatment for age-related macular degeneration. Dr. Duker has served on the board of directors of pSivida Corp. (NASDAQ: PSDV) since September 2016. Dr. Duker received an A.B. from Harvard University and a M.D. from the Jefferson Medical College at Thomas Jefferson University. We believe that Dr. Duker is qualified to serve on our Board because of his extensive clinical and academic experience, his medical knowledge and as a co-founder of other life sciences companies.
Barry J. Gertz, M.D., Ph.D. has served as a member of our Board since January 2015. In October 2014, Dr. Gertz joined Clarus Ventures, a venture capital firm, where he currently serves as a Partner. Prior to his time with Clarus Ventures, Dr. Gertz served in varying roles at Merck & Co., Inc., a pharmaceutical company, from 1986 until July 2014, including as Senior Vice President and Head of Global Clinical Development from 2002 to 2014. Dr. Gertz has co-authored over 100 scientific publications and has been a contributor to the evaluation and approval of more than 26 new drugs or vaccines. Dr. Gertz received a B.A. in chemistry from the University of Pennsylvania. He subsequently received M.D. and Ph.D. degrees in the Medical Scientist Training Program at the University of Pennsylvania, School of Medicine with a Ph.D. in the Department of Pharmacology. We believe that Dr. Gertz is qualified to serve on our Board because of his extensive executive leadership experience in a pharmaceutical company, his experience in clinical development, his knowledge of the life sciences industry and his insight into financial and investment matters from his experience in private equity investing in life sciences companies.
Jane V. Henderson has served as a member of our Board since October 2013. Since January 2017, Ms. Henderson has served as the Chief Financial Officer of Voyager Therapeutics, Inc., a biopharmaceutical company. Prior to joining Voyager Therapeutics, Ms. Henderson served as the Senior Vice President, Chief Financial and Business Officer of Kolltan Pharmaceuticals, Inc., a biopharmaceutical company, from February 2013 to November 2016, when Kolltan Pharmaceuticals was acquired by Celldex Therapeutics, Inc. Prior to joining Kolltan Pharmaceuticals, Ms. Henderson served as the Vice President, Business Development of ISTA Pharmaceuticals, Inc., an eye care company, from June 2010 to June 2012, when ISTA Pharmaceuticals was acquired by Bausch + Lomb Incorporated. Prior to joining ISTA Pharmaceuticals, Ms. Henderson served as the Executive Vice President, Chief Financial Officer and Head of Business Development of Axerion Pharmaceuticals, Inc., a pharmaceutical company, from September 2009 to June 2010, provided independent consulting services from February 2009 to September 2009 and served as the Executive Vice President, Chief Financial Officer and Chief Business Officer of Panacos Pharmaceuticals, Inc., a pharmaceutical company, from January 2008 to February 2009. Prior to that, Ms. Henderson served in a variety of senior investment banking roles at HSBC Holdings plc, Canadian Imperial Bank of Commerce, Lehman Brothers and Salomon Brothers. Ms. Henderson received a B.S. in Psychology from Duke University. We believe that Ms. Henderson is qualified to serve on our Board because of her extensive executive leadership experience in and knowledge of the life sciences industry and her extensive finance background as a chief financial officer for over five years and as an investment banker for over 20 years.
Daniel S. Lynch has served as a member of our Board since December 2013 and as the Chair of our Board from December 2013 to December 2016. Mr. Lynch has served as a venture partner at Third Rock Ventures, a venture capital firm, since May 2013 and as an entrepreneur-in-residence from May 2011 to May 2013. Since 2005, Mr. Lynch has served on the boards of directors of several life sciences companies, including on the board of directors of bluebird bio, Inc. (NASDAQ: BLUE) since 2011 and as chairman of the board of directors for Blueprint Medicines Corp. (NASDAQ: BPMC) since 2012. Previously, Mr. Lynch served on the board of directors of DNIB Unwind, Inc. (formerly BIND Therapeutics, Inc.) from 2012 until its acquisition by Pfizer Inc. Prior to that, Mr. Lynch served as the Chief Financial Officer and then the Chief Executive Officer of ImClone Systems Inc. Mr. Lynch received a B.A. in Mathematics from Wesleyan University and a M.B.A. from the Darden Graduate School of Business Administration at the University of Virginia. We believe that Mr. Lynch is qualified to serve on our Board because of his senior leadership experience, his experience in private equity investing in life sciences companies and his extensive corporate governance experience through service on the boards of directors of other life sciences companies.
Board Composition
Our Board is currently authorized to have nine members and currently consists of nine members. Our Board is divided into three classes, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•	the class I directors are Leslie Dan, Barry Gertz and Stephen Hurly, and their term expires at our annual meeting of stockholders to be held in 2018;

•	the class II directors are Paul Chaney, Jay Duker and Wendy Dixon, and their term expires at our annual meeting of stockholders to be held in 2019; and

•	the class III directors are Abbie Celniker, Jane Henderson and Daniel Lynch, and their term expires at the 2017 Annual Meeting.
Upon the expiration of the term of a class of directors, directors in that class are eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. Our directors may be removed only for cause by the affirmative vote of the holders of 75% or more of our voting stock.
Board Determination of Independence
Our Board observes all applicable criteria for independence established by the NASDAQ Stock Market Rules and other governing laws and applicable regulations, including the requirement that a majority of our directors be independent as defined under the NASDAQ Stock Market Rules. Under Rule 5605(a)(2) of the NASDAQ Stock Market Rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that all of our directors with the exceptions of Messrs. Hurly and Dan and Dr. Celniker are independent as defined under the NASDAQ Stock Market Rules.

In addition, the NASDAQ Stock Market Rules require that, subject to specified exceptions, (i) each member of our audit and compensation committees be independent; (ii) each member of our audit committee satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act; and (iii) each member of our compensation committee satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of our audit committee may not, other than in his or her capacity as a member of the audit committee, the Board, or any other Board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries; or (2) be an affiliated person of us or any of our subsidiaries. In addition, Rule 10C-1 under the Exchange Act requires that, with respect to the independence of each member of our compensation committee, our Board consider all factors specifically relevant to determining whether a director has a relationship with us which is material to that director’s ability to be independent from management in connection with his or her duties as a compensation committee member, including, but not limited to: (1) the source of his or her compensation as a director, including any consulting, advisory or other compensatory fee paid by us to him or her; and (2) whether he or she is affiliated with us or any of our subsidiaries or affiliates.
Our Board has also determined that: (i) Ms. Henderson, Dr. Dixon and Mr. Lynch, who comprise our audit committee; and (ii) Messrs. Lynch and Chaney and Dr. Dixon, who comprise our compensation committee, each satisfy the independence standards for those committees established by the applicable rules and regulations under the Exchange Act and the NASDAQ Stock Market Rules. In addition, with the exception of Dr. Celniker, each member of our nominating and corporate governance committee is independent as defined under the NASDAQ Stock Market Rules. In making such determination, our Board considered the relationships that each such non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining independence.
How Our Board Is Organized
Board Leadership Structure
The positions of chair of the Board and chief executive officer are presently separated at our company. The duties of the chair of the Board include the following:

•	chairing meetings of our board and of the independent directors in executive session;

•	meeting with any director who is not adequately performing his or her duties as a member of our board or any committees thereof;

•	facilitating communications between other members of our board and the chief executive officer;

•	determining the frequency and length of board meetings and recommending when special meetings of our board should be held;

•	preparing or approving the agenda for each board meeting; and

•	reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board.
Our Board decided to separate the roles of chair and chief executive officer because it believes that a bifurcated leadership structure offers the following benefits:

•	increasing the independent oversight of our company and enhancing our board’s objective evaluation of our chief executive officer;

•	freeing the chief executive officer to focus on company operations instead of board administration;

•	providing the chief executive officer with an experienced sounding board;

•	providing greater opportunities for communication between stockholders and our board;

•	enhancing the independent and objective assessment of risk by our board; and

•	providing an independent spokesman for our company.
Board Committees
Our Board has established an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which operates under a charter that has been approved by our board. Copies of the committee charters are posted on the Investor Relations section of our website, which is located at ir.elevenbio.com.
Audit Committee

The members of our audit committee are Ms. Henderson, Dr. Dixon and Mr. Lynch. Ms. Henderson chairs our audit committee. Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of, our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports and other communications from such firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	overseeing our risk assessment and risk management policies;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our internal auditing staff, our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.
All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.
Our Board has determined that each of Ms. Henderson and Mr. Lynch is an “audit committee financial expert” as defined in applicable SEC rules and that each qualifies as independent as defined under the applicable NASDAQ rules.
The audit committee met seven times during 2016.
Compensation Committee
The members of our compensation committee are Dr. Dixon, Messrs. Lynch and Chaney. Dr. Dixon chairs our compensation committee. Our compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our chief executive officer and our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•
retaining the services, following the determination of independence under applicable NASDAQ and Exchange Act rules, of our compensation consultant, as well as overseeing and considering the recommendations of our compensation consultant;

•	reviewing and making recommendations to our board with respect to director compensation;

•	reviewing and discussing annually with management our compensation disclosure required by SEC rules; and

•	preparing the compensation committee report required by SEC rules.
The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under “Board Processes—Executive and Director Compensation Processes.” In addition to the Board’s independence determination, our Board has determined that each member of our compensation committee is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act, and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.
The compensation committee met seven times during 2016.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Mr. Lynch, Dr. Celniker and Ms. Henderson. Mr. Lynch chairs our nominating and corporate governance committee. Our nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board;

•	recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;

•	reviewing and making recommendations to our board with respect to our board leadership structure;

•	reviewing and making recommendations to our board with respect to management succession planning;

•	developing and recommending to our board corporate governance principles; and

•	overseeing a periodic evaluation of our board.
The nominating and corporate governance committee met one time during 2016.
At the 2017 Annual Meeting, stockholders will be asked to consider the election of Dr. Celniker, Ms. Henderson and Mr. Lynch, each of whom has been nominated for election as a director for the first time since the completion of our initial public offering in February 2014.
During 2011, Dr. Celniker was appointed by our Board as a new director.
During 2013, Ms. Henderson and Mr. Lynch were each appointed by our Board as a new director. Ms. Henderson and Mr. Lynch were each originally proposed to our nominating and corporate governance committee by Dr. Celniker, our former chief executive officer, and were each subsequently appointed as a director by our Board.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or our compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of our company.
Board Meetings and Attendance
Our Board met fifteen times during 2016. During 2016, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees of the board on which he or she then served.
Our directors are encouraged to attend our annual meetings of stockholders. At the annual meeting of stockholders held in 2016, five of the directors then in office were in attendance.
Board Processes
Oversight of Risk
Our board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our board and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our audit committee oversees risk management activities related to financial controls and legal and compliance risks; our nominating and corporate governance committee oversees risk management activities relating to board composition; and our compensation committee oversees risk management activities relating to our compensation policies and practices and management succession planning. Each committee reports to the full board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that that the full Board discusses particular risks.
Executive Sessions
Executive sessions of our independent directors are held at each regularly scheduled meeting of our Board and at other times they deem necessary. Our Board’s policy is to hold executive sessions both with and without the presence of management. Our Board committees also generally meet in executive session at the end of each committee meeting.
Director Nomination Process
The process followed by our nominating and corporate governance committee and the independent directors of our Board to identify and evaluate director candidates may include requests to board members and others for recommendations, evaluation of the performance on our Board and its committees of any existing directors being considered for nomination, consideration of biographical information and background material relating to potential candidates and, particularly in the case of potential candidates who are not then serving on our board, interviews of selected candidates by members of our nominating and corporate governance committee and the independent directors of our Board.
In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, our nominating and corporate governance committee and the independent directors of our Board apply the criteria set forth in our corporate governance guidelines described below under “Corporate Governance Guidelines”. Consistent with these criteria, our nominating and corporate governance committee and the independent directors of our Board expect every nominee to have the following attributes or characteristics, among others: integrity, honesty, adherence to high ethical standards, business acumen, good judgment and a commitment to understand our business and industry.
Each of the director nominees is currently a member of our Board. The nominee biographies under “Board of Directors—Members of Our Board of Directors” indicate the experience, qualifications, attributes and skills of each of our current directors that led our nominating and corporate governance committee and the independent directors of our Board to conclude he or she should continue to serve as a member of our Board. Our nominating and corporate governance committee and the independent directors of our Board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and that the nominees as a group possess the skill sets and specific experience desired of our Board as a whole.
Our nominating and corporate governance committee and the independent directors of our Board consider the value of diversity when selecting nominees, and believe that our board, taken as a whole, should embody a diverse set of skills, experiences and abilities. Our nominating and corporate governance committee and the independent directors of our Board do not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.
Stockholders may recommend individuals for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and information with respect to the stockholder or group of stockholders making the recommendation, including the number of shares of common stock owned by such stockholder or group of stockholders, to our Corporate Secretary at Eleven Biotherapeutics, Inc., 245 First Street, Suite 1800, Cambridge, MA 02142, Attention: Corporate Secretary. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our by-laws and must be received by us no later than the date referenced below in “Other Matters—Deadline for Submission of Stockholder Proposals for 2018 Annual Meeting of Stockholders.” Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee and the independent directors of our Board will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the independent directors of our Board, by following the procedures set forth under “Other Matters—Deadline for Submission of Stockholder Proposals for 2018 Annual Meeting of Stockholders.”
Communications with Stockholders
Our management will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Stockholders may communicate with our management by writing to our Corporate Secretary at Eleven Biotherapeutics, Inc., Attention: Corporate Secretary, or by calling (617) 444-8550. Additional information about contacting our Board or management is available on the Investor Relations section of our website, which is located at ir.elevenbio.com.
In addition, stockholders who wish to communicate with our entire board may do so by writing to Dr. Wendy Dixon, Chair of the Board, Eleven Biotherapeutics, Inc. 245 First Street, Cambridge, MA 02142. Communications will be forwarded to other directors if they relate to substantive matters that the Chair of the Board, in consultation with our legal counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which we tend to receive repetitive or duplicative communications.
Executive and Director Compensation Processes
Our executive compensation program is administered by the compensation committee of our Board, subject to the oversight and approval of our full Board. Our compensation committee reviews our executive compensation practices on an annual basis and based on this review makes recommendations to our Board for approval, which has full discretion to approve or modify the recommendations of the compensation committee.
In designing our executive compensation program, our compensation committee considers publicly available compensation data for national and regional companies in the biotechnology/pharmaceutical industry to help guide its executive compensation decisions at the time of hiring and for subsequent adjustments in compensation. Our compensation committee has also retained the services of Radford, an independent compensation consultant, to provide it with additional comparative data on executive compensation practices in our industry and to advise it on our executive compensation program generally. Although the compensation committee considers Radford’s advice and recommendations about our executive compensation program, the compensation committee ultimately makes its own decisions about these matters.
None of the compensation committee members and none of our executive officers or directors have any relationship with Radford or the individual consultants employed by Radford. Radford has not provided any other services to our Board or management other than compensation consulting services to the compensation committee. The compensation committee has determined that no conflicts of interest exist between Radford and our company, our directors or our executive officers. The compensation committee is directly responsible for the appointment and oversight of any compensation consultants and other advisors it retains.
Our director compensation program is administered by the compensation committee of our Board, subject to the oversight and approval of our full Board. The compensation committee conducts periodic reviews of director compensation and makes recommendations to the board with respect thereto.
Corporate Governance Guidelines
Our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our stockholders. The guidelines provide that:

•	our Board’s principal responsibility is to oversee our management;

•	a majority of the members of our board must be independent directors;

•	the independent directors meet in executive session at least twice a year;

•	directors have full and free access to management and, as necessary, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	our board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.
A copy of the corporate governance guidelines is posted under the heading “Corporate Governance” on the Investor Relations section of our website, which is located at ir.elevenbio.com.
Board Policies
Related Person Transactions
Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest. As a smaller reporting company, we are also required to review and approve any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds the lesser of $120,000 and or one percent of the average of our total assets at year-end for the last two completed fiscal years, and a related person has a direct or indirect material interest. Because one percent of our average total assets for the past two fiscal years has exceeded $120,000, our board has continued to apply the $120,000 threshold under our policy.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our principal accounting officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•
any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our audit committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. Our audit committee may impose any conditions on the related person transaction that it deems appropriate.
In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•
interests arising solely from the related person’s position as an executive officer of another entity, whether or not the person is also a director of the entity, that is a participant in the transaction where the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our certificate of incorporation or by-laws.
The policy provides that transactions involving the compensation of executive officers shall be reviewed and approved by our compensation committee in the manner specified in the compensation committee’s charter.
Certain Relationships and Related Party Transactions
Since January 1, 2016, we have engaged in the following transactions with our directors, executive officers, holders of more than 5% of our voting securities, and affiliates or immediate family members of our directors, executive officers, and holders of more than 5% of our voting securities. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.
Viventia Acquisition
On September 20, 2016, we entered into a Share Purchase Agreement with Viventia, the shareholders of Viventia named therein, collectively referred to herein as the “Selling Shareholders”, and, solely in its capacity as seller representative, Clairmark Investments Ltd., or Clairmark, an affiliate of Mr. Dan, one of our directors, pursuant to which we agreed to and simultaneously completed the acquisition of all of the outstanding capital stock of Viventia from the Selling Shareholders, referred to herein as the “Acquisition.” The Selling Shareholders included Clairmark and Mr. Hurly, our chief executive officer. In connection with the closing of the Acquisition, we issued 4,013,431 shares of our common stock to the Selling Shareholders according to their pro rata share of Viventia’s then-outstanding common shares, which represented approximately 19.9% of our voting power as of immediately prior to the issuance of such shares of our common stock.
In connection with the closing of the Acquisition, we entered into a registration rights agreement with Clairmark, pursuant to which Clairmark, has rights, subject to specific conditions, to require us to file registration statements covering the 3,582,328 shares of our common stock it acquired in the Acquisition or to include such shares in registration statements that we may file for ourselves or other stockholders.

In connection with the forgiveness of certain debt held by Viventia immediately preceding the Acquisition, Viventia irrevocably assigned and set over the right to receive up to $814,000 in the form of research and development investment tax credits to and in favor of Clairmark. In October 2016, we received $697,000 in research and development investment tax credits and in November 2016, we remitted the same amount to Clairmark.
Manufacturing and Office Leases
We lease a manufacturing, laboratory, and office facility in Winnipeg, Manitoba, from an affiliate of Mr. Dan, under a five year renewable lease through September 2020 with a right to renew the lease for one subsequent five-year term. We have an annual minimum rent obligation of $296,000 for this facility. During the year ended December 31, 2016, we incurred $86,000 in rent expense for this facility.
We also lease an office facility in Toronto, Ontario from an affiliate of Mr. Dan. The lease is on a month-to-month basis unless terminated by either party by giving the requisite notice. We pay approximately $2,000 per month for this office facility. During the year ended December 31, 2016, we incurred $5,000 in rent expense for this facility.
Protoden License
We are party to an intellectual property license agreement under which we pay fees to Protoden Techologies Inc., or Protoden, a company owned by Clairmark. Pursuant to the agreement, we have an exclusive, perpetual, irrevocable and non-royalty bearing license, with the right to sublicense, under certain patents and technology to make, use and sell products that utilize such patents and technology. The annual fee is $100,000. Beginning on January 1, 2025, the licenses granted to us will require no further payments to Protoden. During the year ended December 31, 2016, we paid $28,000 to Protoden under this license agreement.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Business Conduct and Ethics covers fundamental ethical and compliance-related principles and practices such as accurate accounting records and financial reporting, avoiding conflicts of interest, the protection and use of our property and information and compliance with legal and regulatory requirements. A current copy of the code is posted on the Corporate Governance section of our website, which is located at http://www.elevenbio.com. If we make any substantive amendments to, or grant any waivers from, the Code of Business Conduct and Ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K to the extent required by applicable law, the rules of the SEC or the rules of the NASDAQ Global Market.

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers as of April 7, 2017:

Name	Age	Position
Stephen A. Hurly	49	President and Chief Executive Officer and Director
John J. McCabe, C.P.A.	49	Chief Financial Officer
Arthur DeCillis, M.D.	60	Chief Medical Officer
In addition to the biographical information for Mr. Hurly, which is set forth above, under “Corporate Governance—Board of Directors—Members of Our Board of Directors,” set forth below is certain biographical information about Mr. McCabe and Dr. DeCillis:
John J. McCabe, C.P.A. has served as our Chief Financial Officer since January 2016 and as our Treasurer since September 2012 and previously served as our Senior Vice President of Finance from August 2015 to January 2016, our Vice President of Finance and Business Operations from June 2013 through August 2015, and our Senior Director of Finance from April 2012 through June 2013. Prior to joining us, Mr. McCabe provided independent financial and accounting consulting services from June 2011 to April 2012. Prior to that, Mr. McCabe served as Vice President of Finance at Clinical Data, Inc., a drug developer that was acquired by Forest Laboratories, from December 2010 to June 2011 and as the Senior Director of Financial Reporting of Clinical Data from August 2007 to December 2010. Prior to that, Mr. McCabe served in several financial roles at Interleukin Genetics, Inc., a genetics-focused personalized health company, and SatCon Technology Corporation, a developer of innovative power conversion solutions. He began his career working for the accounting firm of Coopers & Lybrand LLP, now known as PricewaterhouseCoopers LLP. Mr. McCabe received a B.S. in Business Administration from the University of Vermont and is also a Certified Public Accountant.
Arthur DeCillis, M.D. has served as our Chief Medical Officer since September 2016. Previously, Dr. DeCillis served as the Chief Medical Officer of Viventia from September 2015 until September 2016. Prior to joining Viventia, Dr. DeCillis served as the Vice President of Medical Affairs at Exelixis, Inc., a biotechnology company which discovered, develops and commercializes small molecules for the treatment of cancer, from 2011 to 2015. Earlier at Exelixis, Dr. DeCillis served as the company’s Vice President of Clinical Research from 2007 to 2011. Prior to that, Dr. Decillis served as a Senior Director and Executive Director at Novartis Pharmaceutical Corp. from 2005 to 2007. Previously, he held positions of increasing responsibility in Oncology Global Clinical Research at Bristol-Myers Squibb Company, culminating as group director. He graduated from Lehigh University with a Bachelor’s degree in Mathematics, received his Doctor of Medicine degree from the University of Rochester School of Medicine and Dentistry and received a M.S. degree in Intelligent Systems from the University of Pittsburgh. He completed his internship and residency in Internal Medicine at the Medical College of Virginia and a Fellowship in Medical Informatics at the University of Pittsburgh. He is Board Certified in Internal Medicine.
EXECUTIVE COMPENSATION
This section describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers in 2016. Our named executive officers for 2016 are Stephen A. Hurly, our President and Chief Executive Officer, John J. McCabe, C.P.A., our Chief Financial Officer, Arthur DeCillis, M.D., our Chief Medical Officer, Abbie C. Celniker, Ph.D., our former President and Chief Executive Officer, and Karen Tubridy, Pharm.D, our former Chief Development Officer. This section also provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and is intended to place in perspective the data presented in the tables and narrative that follow.
Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by or paid to each of our named executive officers for the years ended December 31, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)(6)	Stock-based awards ($)(7)	Option awards ($)(7)	All other compensation ($)		Total ($)
Stephen A. Hurly(1)	2016	119,093	—	—	755,511	—		874,604
President and Chief Executive Officer	2015	—	—	—	—	—		—
Abbie C. Celniker, Ph.D.(2)	2016	325,137	—	—	51,385	675,000	(8)	1,051,522
Former President and Chief Executive Officer	2015	430,000	150,500	236,722	976,898	4,000	(9)	1,798,120
John J. McCabe, C.P.A.(3)	2016	305,000	75,000	—	227,846	—		607,846
Chief Financial Officer	2015	—	—	—	—	—		—
Arthur DeCillis, M.D.(4)	2016	116,855	—	—	215,860	—		332,715
Chief Medical Officer	2015	—	—	—	—	—		—
Karen Tubridy, Pharm.D.(5)	2016	233,889	—	—	24,652	323,710	(10)	582,251
Former Chief Development Office	2015	312,000	65,525	103,187	437,920	4,000	(9)	922,632

(1)	Mr. Hurly has served as our President and Chief Executive Officer since September 20, 2016.

(2)
Dr. Celniker resigned as our President and Chief Executive Officer on September 20, 2016. All compensation reported with respect to her status as a named executive officer reflects amounts paid prior to September 20, 2016. See “Director Compensation” for all fees earned by Dr. Celniker as a non-employee director after September 20, 2016.

(3)	Mr. McCabe has served as our Chief Financial Officer effective January 1, 2016.

(4)	Dr. DeCillis has served as our Chief Medical Officer since September 20, 2016.

(5)	Ms. Tubridy resigned as or Chief Development Officer on September 20, 2016.

(6)	The amounts reported in the "Bonus" column reflect discretionary cash bonuses payable to our named executive officers for their performance in a given year.

(7)
The amounts reported in the “Stock-based awards” and "Options awards" columns reflect the aggregate grant date fair value of stock-based compensation awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification, or ASC, Topic 718. See Note 12 to our financial statements appearing at the end of our Annual Report on Form 10-K for the year ended December 31, 2016 regarding assumptions underlying the valuation of equity awards.

(8)
All other compensation includes $450,000 paid to Dr. Celniker, pursuant to a Separation and Release Agreement, which is an amount equal to her base salary for 12 months, and $225,000, which is an amount equal to her target bonus payment for 2016.

(9)	All other compensation includes a discretionary employer 401(k) matching contribution.

(10)	All other compensation includes $323,710 paid to Ms Tubridy, pursuant to a Separation and Release Agreement, which is an amount equal to her base salary for 12 months.
Narrative to Summary Compensation Table
In 2016, we paid annual base salaries of $425,000 to Mr. Hurly, $305,000 to Mr. McCabe and $417,011 to Dr. DeCillis. Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary.
From time to time, our Board has approved discretionary annual cash bonuses to our named executive officers with respect to their prior year performance. Our Board did not approve discretionary cash bonus to any of the named executives for 2016 performance.
Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention by incenting our executive officers to remain in our employment during the vesting period. Accordingly, our Board periodically reviews the equity incentive compensation of our named executive officers and from time to time may grant equity incentive awards to them in the form of stock options or restricted stock units, or RSUs.

In February 2016, based upon our overall performance, we granted Dr. Celniker options to purchase 113,250 shares of our common stock, Mr. McCabe, options to purchase 28,313 shares of our common stock, and Ms. Tubridy options to purchase 60,400 shares of our common stock, in each case at an exercise price of $0.28 per share. These options vest over four years in equal quarterly installments, with the first installment vesting on March 31, 2016. Also in February 2016, for retention purposes, we granted Dr. Celniker options to purchase 180,000 shares of our common stock, Mr. McCabe options to purchase 40,000 shares of our common stock, and Ms. Tubridy options to purchase 40,000 shares of our common stock, in each case at an exercise price of $0.28 per share. 50% of these options vest over two years in equal monthly installments, with the first installment vesting on March 25, 2016. The remaining 50% will vest upon the achievement of certain milestones.
In September 2016, we granted Mr. Hurly options to purchase 350,000 shares of our common stock, Mr. McCabe options to purchase 100,000 shares of our common stock and Dr. DeCillis options to purchase 100,000 shares of our common stock, in each case at an exercise price of $3.37 per share. These options vest over four years, with 25% of the shares underlying the options vesting on September 20, 2017 and 6.25% of the shares underlying the options vesting quarterly thereafter. The options granted to each of Messrs. Hurly and DeCillis were granted outside our 2014 Stock Incentive Plan as inducement awards in connection with their acceptance of employment in accordance with NASDAQ Stock Market Rule 5635(c)(4).
Separation Agreements
In connection with their terminations of employment, on September 20, 2016, each of Dr. Celniker and Ms. Tubridy entered into a Separation and Release of Claims Agreement with us, collectively referred to herein as the “Separation Agreements.” Each Separation Agreement sets forth the terms of each officer’s resignation, effective as of September 20, 2016, including a general release of claims against us arising out of her employment with or resignation from the company.
Under the Separation Agreement with Dr. Celniker, we (i) paid Dr. Celniker $450,000, which is an amount equal to her base salary for 12 months, (ii) paid Dr. Celniker $225,000, which is an amount equal to her target bonus payment for 2016, (iii) accelerated in full the vesting of all of Dr. Celniker’s outstanding equity awards (other than certain equity awards forfeited by Dr. Celniker to the extent necessary to eliminate any “excess parachute payments” within the meaning of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended), (iv) provided that all stock options granted to Dr. Celniker under our Amended and Restated 2009 Stock Incentive Plan shall continue to be exercisable based on her continued service as a non-employee member of the Board and, (v) continued to provide Dr. Celniker and certain of her dependents with group health and dental insurance for a period of one month.
Under the Separation Agreement with Ms. Tubridy, we (i) paid Ms. Tubridy $323,710, which is an amount equal to her base salary for 12 months, (ii) accelerated in full the vesting of all of Ms. Tubridy’s outstanding equity awards and, (iii) continued to provide Ms. Tubridy and certain of her dependents with group health and dental insurance for a period of 12 months. Under the Separation Agreement, all of Ms. Tubridy's outstanding equity awards expired on December 19, 2016.
Outstanding Equity Awards at December 31, 2016
The following table sets forth information regarding all outstanding stock options and RSUs held by each of our named executive officers as of December 31, 2016.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Stephen A. Hurly	—	350,000	(1)	3.37	9/19/2026
Abbie C. Celniker(2)	90,551	—		0.83	3/14/2023
	47,243	—		7.37	10/30/2023
	145,000	—		10.40	2/25/2025
	110,405	—		0.28	2/24/2026
John J. McCabe	21,496	—		0.76	5/16/2022
	3,690	247	(3)	0.83	2/13/2013
	7,677	2,559	(4)	7.37	10/30/2023
	10,719	13,781	(5)	10.40	2/25/2025
	19,396	5,104	(6)	3.10	5/20/2025
	6,250	13,750	(7)	4.09	8/11/2025
	5,309	23,004	(8)	0.28	2/24/2026
	20,000	—		0.28	2/24/2026
	8,333	11,667	(9)	0.28	2/24/2026
	—	100,000	(1)	3.37	9/19/2026
						3,333	(10)	6,366	(11)
Arthur DeCillis	—	100,000	(1)	3.37	9/19/2026

(1)	Vests over four years, with 25% of the shares underlying the option to vest on September 20, 2017 and 6.25% of the shares underlying the option vesting quarterly thereafter.

(2)	All of Dr. Celniker’s equity awards fully vested on September 20, 2016 pursuant to her Separation Agreement.

(3)	Vests over four years in equal quarterly installments, with the first installment vested January 1, 2013.

(4)	Vests over four years in equal quarterly installments, with the first installment vesting on January 1, 2014.

(5)	Vests over four years in equal quarterly installments, with the first installment vesting on March 31, 2015.

(6)	Vests over two years in equal quarterly installments, with the first installment vesting on June 21, 2015.

(7)	Vests over four years in equal quarterly installments, with the first installment vesting on November 1, 2015.

(8)	Vests over four years in equal quarterly installments, with the first installment vesting on April 1, 2016.

(9)	Vests over two years in equal quarterly installments, with the first installment vesting on March 25, 2016.

(10)	Vests over eighteen-months in equal installments every six months, with the first installment vesting on February 12, 2016.

(11)	The market value of these shares is based on the last reported sales price on December 31, 2016.
Employment Agreements with Current Executive Officers
In August 2015, we entered into an employment agreement with Mr. McCabe in connection with his promotion to Senior Vice President of Finance. In addition, in September 2016, we entered into employment agreements with Mr. Hurly and Dr. DeCillis. Each of these agreements provides that employment will continue until either we or the executive officer provides notice of termination in accordance with the terms of the agreement. In addition, we have entered into non-competition, non-solicitation, confidentiality and assignment agreements with each of our executive officers which prohibit them from competing with us, soliciting our employees and customers and disclosing confidential information during the term of their employment and for a specified time thereafter.
Pursuant to their respective employment agreements, each of our executive officers is entitled to receive an annual base salary as follows: Mr. Hurly, $425,000; Mr. McCabe, $265,000; and Dr. DeCillis, $417,000. In February 2016, our Board approved a merit based salary increase retroactively effective to January 1, 2016 for Mr. McCabe, whose annual base salary was increased to $305,000.
In addition, pursuant to their respective employment agreements, each of our executive officers is eligible to receive an annual cash bonus, which is based on the achievement of individual and corporate performance objectives, calculated as a percentage of the executive’s annual base salary, and which will be determined by our Board, in its sole discretion, as follows: Mr. Hurly 50%, Mr. McCabe 25%, and Dr. DeCillis 30%. In connection with Mr. McCabe’s promotion to Chief Financial Officer, the Board approved an increase to the target bonus for Mr. McCabe from 25% of his annual base salary in 2015 to 30% of his annual base salary in 2016.
In connection with the Acquisition, we also entered into a retention letter agreement with Mr. McCabe, who continued to serve as our Chief Financial Officer following the closing of the Acquisition. The retention letter agreement, as subsequently amended on March 5, 2017, provides that Mr. McCabe: (i) would receive a $75,000 bonus at the closing of the Acquisition, (ii) is eligible for an additional $75,000 retention bonus payable in twelve months or earlier if his employment is terminated without cause or for good reason (each as defined in his employment agreement); (iii) may voluntarily resign without good reason (as defined in his employment agreement) within the twelve-month period following the closing of the Acquisition and receive the post-change in control severance benefits under his employment agreement, provided however, in such case, Mr. McCabe would forego the above described retention bonus, and (iv) would receive options to purchase 100,000 shares of our common stock at an exercise price of $3.37 per share.
Potential Payments to Named Executive Officers Upon Termination or Change in Control Transaction
Upon execution and effectiveness of a release of claims, each of our named executive officers will be entitled to severance payments if his employment is terminated under specified circumstances.
Mr. Hurly. If we terminate Mr. Hurly’s employment without cause, as defined in his employment agreement, or if Mr. Hurly terminates his employment with us for good reason, as defined in his employment agreement, absent a change in control transaction, as defined in his employment agreement, we are obligated to (i) pay Mr. Hurly’s base salary for a period of 12 months, paid in accordance with our then-current payroll practices, (ii) pay Mr. Hurly an amount equal to his target bonus payment for the year in which the termination of employment occurs, prorated for the portion of the year in which he was employed, and, (iii) to the extent allowed by applicable law and the applicable plan documents, continue to provide Mr. Hurly and certain of his dependents with group health and dental insurance for a period of 12 months.
If we terminate Mr. Hurly’s employment without cause or if Mr. Hurly terminates his employment with us for good reason, in each case within 18 months following a change in control transaction, as defined in his employment agreement, we are obligated to (i) pay Mr. Hurly an amount equal to his base salary for 12 months, paid in accordance with our then-current payroll practices, (ii) pay Mr. Hurly an amount equal to his target bonus payment for the year in which the termination of employment occurs, (iii) accelerate in full the vesting of all of Mr. Hurly’s outstanding equity awards and, (iv) to the extent allowed by applicable law and the applicable plan documents, continue to provide Mr. Hurly and certain of his dependents with group health and dental insurance for a period of 12 months.
In addition, we have agreed to indemnify Mr. Hurly in any action or proceeding arising out of his service to us, unless he initiates such action or proceeding. These indemnification obligations may require us, among other things, to indemnify Mr. Hurly for certain expenses, including attorneys’ fees that are incurred by him, and to advance to Mr. Hurly such expenses upon request.
Other named executive officers. If we terminate Mr. McCabe’s or Dr. DeCillis’s employment without cause, as defined in their respective employment agreements, or if Mr. McCabe or Dr. DeCillis terminates his employment with us for good reason, as defined in their respective employment agreements, absent a change in control transaction, as defined in their respective employment agreements, we are obligated to (i) pay Mr. McCabe’s or Dr. DeCillis’s base salary for a period of 12 months, paid in accordance with our then-current payroll practices and, (ii) to the extent allowed by applicable law and the applicable plan documents, continue to provide Mr. McCabe or Dr. DeCillis and certain of his dependents with group health and dental insurance for a period of 12 months.
If we terminate Mr. McCabe’s or Dr. DeCillis’s employment without cause or if Mr. McCabe or Dr. DeCillis terminates his employment with us for good reason, in each case within 12 months following a change in control transaction, as defined in their respective employment agreements, we are obligated to (i) pay Mr. McCabe or Dr. DeCillis an amount equal to his base salary for 12 months, paid in accordance with our then-current payroll practices, (ii) accelerate in full the vesting of all of Mr. McCabe’s or Dr. DeCillis’s outstanding equity awards and, (iii) to the extent allowed by applicable law and the applicable plan documents, continue to provide Mr. McCabe or Dr. DeCillis and certain of his dependents with group health and dental insurance for a period of 12 months.
Taxation. To the extent that any severance or other compensation payment to any of Messrs. Hurly and McCabe or Dr. DeCillis pursuant to his employment agreement or any other agreement constitutes an “excess parachute payment” within the meaning of Sections 280G and 4999 of the Code, then such executive officer will receive the full amount of such severance and other payments, or a reduced amount intended to avoid the application of Sections 280G and 4999, whichever provides the executive with the highest amount on an after-tax basis.
401(k) Plan
We maintain a defined contribution employee retirement plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Code so that contributions to our 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. Our 401(k) plan provides that each participant may contribute up to 75% of his or her pre-tax compensation, up to a statutory limit, which was $18,000 for 2016. Participants who are at least 50 years old can also make “catch-up” contributions, which in 2016 was up to an additional $6,000 above the statutory limit. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee, subject to participants’ ability to give investment directions by following certain procedures. We can make discretionary contributions or matching contributions to our 401(k) plan based on a percentage of contributions made by the employee. We may limit the amount of discretionary contributions up to a specified percentage or dollar amount. Viventia sponsors a 401(k) retirement plan for its U.S.-based employees. Participants may contribute a percentage of their annual compensation to this plan, subject to statutory limitations.
Limitation of Liability and Indemnification
Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law, or the DGCL, and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for voting for or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.
Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.
In addition, our certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.
We maintain a general liability insurance policy that covers specified liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, we have entered into indemnification agreements with all of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his or her service as one of our directors or executive officers.
Some of our non-employee directors may, through their relationships with their employers, be insured or indemnified against specified liabilities incurred in their capacities as members of our Board.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, may be permitted to directors, executive officers or persons controlling us, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DIRECTOR COMPENSATION
Our non-employee directors are compensated for their services on our Board as follows:

Compensation
Annual Board Cash Retainer	$35,000
Additional Retainer for Non-Executive Chair of the Board	$47,500
Additional Retainers for Committee Chairs
• Audit	$15,000
• Compensation	$10,000
• Nominating and Corporate Governance	$7,500
Additional Retainers for Committee Members
• Audit	$7,500
• Compensation	$6,000
• Nominating and Corporate Governance	$3,750
Annual Equity Award	8,072 shares of common stock
Initial Equity Award	16,143 shares of common stock
The stock options granted to our non-employee directors will have an exercise price equal to the fair market value of our common stock on the date of grant and will expire ten years after the date of grant. The initial stock options granted to our non-employee directors will, subject to the director’s continued service on our board, vest monthly in equal amounts over a three-year period following the grant date. The annual stock options granted to our non-employee directors will, subject to the director’s continued service on our board, vest monthly in equal amounts over a one-year period following the grant date.
Each annual cash fee will be payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of each payment will be prorated for any portion of a quarter that a director is not serving on our board.
Each member of our Board will also be entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee on which he or she serves.
The table below shows all compensation to our non-employee directors during 2016.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Wendy L. Dixon(2)	47,687	9,246	56,933
David A. Berry, M.D., Ph.D.(3)	25,625	9,246	34,871
Abbie C. Celniker, Ph.D.(4)	9,701	—	9,701
Paul G. Chaney(2)	41,000	—	41,000
Leslie L. Dan(5)	9,701	34,568	44,269
Jay Duker, M.D.(2)	35,000	9,246	44,246
Barry Gertz, M.D.(2)	35,000	9,246	44,246
Jane V. Henderson(2)	53,750	9,246	62,996
Daniel S. Lynch(2)	104,435	9,246	113,681
Cary G. Pfeffer, M.D.(6)	28,010	9,246	37,256

(1)
The amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of stock-based compensation awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board ASC Topic 718. See Note 12 to our financial statements appearing at the end of our Annual Report on Form 10-K for the year ended December 31, 2016 regarding assumptions underlying the valuation of equity awards.

(2)
Immediately following the annual meeting of stockholders held on June 8, 2016, Dr. Dixon, Dr. Berry, Mr. Chaney, Dr. Duker, Dr. Gertz, Ms. Henderson, Mr. Lynch and Dr. Pfeffer each received an option to purchase 8,072 shares of common stock at an exercise price of $1.83 per share. These stock options vest over twelve months, with 1/12th of the shares underlying the option vesting at the end of each one-month period following June 8, 2016.

(3)	Dr. Berry resigned from our Board on August 15, 2016.

(4)	Dr. Celniker became a non-employee director on September 20, 2016. All fees reported as director compensation reflect amounts paid after September 20, 2016.

(5)
In connection with the election of Mr. Dan as a member of our Board, in September 2016, our Board granted Mr. Dan an option to purchase 16,143 shares of our common stock at an exercise price of $3.37 per share. This stock option vests over three years, with 1/36th of the shares underlying the option vesting at the end of each one-month period following September 20, 2016.

(6)	Dr. Pfeffer resigned from our Board on September 20, 2016.
During 2016, we did not provide any additional compensation to Mr. Hurly, our President and Chief Executive Officer, for his service as a director. Mr. Hurly’s compensation as a named executive officer is set forth above under “Executive Compensation—Summary Compensation Table.”
The table below shows all stock options held by each of our directors at the end of 2016.

Name	Stock Options Outstanding (#)
Wendy L. Dixon	32,287
David A. Berry, M.D., Ph.D.(1)	—
Abbie C. Celniker, Ph.D.	506,449
Paul G. Chaney	32,287
Leslie L. Dan	16,143
Jay Duker, M.D.	24,215
Barry Gertz, M.D.	24,215
Jane V. Henderson	45,277
Daniel S. Lynch	106,695
Cary G. Pfeffer, M.D.(2)	—

(1)	Dr. Berry resigned from our Board on August 15, 2016.

(2)	Dr. Pfeffer resigned from our Board on September 20, 2016.

AUDIT-RELATED MATTERS
Audit Committee Report
The audit committee of the Board of Eleven Biotherapeutics, Inc. has reviewed Eleven’s audited financial statements for the fiscal year ended December 31, 2016 and discussed them with Eleven’s management and Ernst & Young LLP, Eleven’s independent registered public accounting firm.
The audit committee has received from, and discussed with, Ernst & Young LLP various communications that Ernst & Young LLP is required to provide to the audit committee, including the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence), and has discussed with Eleven’s independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the audit committee recommended to Eleven’s Board that the audited financial statements referred to above be included in Eleven’s Annual Report on Form 10-K for the year ended December 31, 2016.
By the audit committee of the Board of Eleven Biotherapeutics, Inc.
Jane Henderson
Wendy Dixon
Daniel Lynch
Audit Fees and Services
Ernst & Young LLP provided audit and tax services to us consisting of the audit of our 2016 and 2015 financial statements and tax compliance services. The following table summarizes the fees for Ernst & Young LLP services to us for the last two fiscal years.

Fee Category	Fiscal Year 2016	Fiscal Year 2015
Audit Fees(1)	$453,200	$473,860
Audit-Related Fees(2)	157,500	—
Tax Fees(3)	87,500	8,500
All Other Fees(4)	—	—
Total Fees	$698,200	$482,360

(1)	Audit fees consist of fees for the audit of our annual financial statements.

(2)
Audit-related fees for fiscal year 2016 were incurred in connection with the License Agreement with F. Hoffmann-La Roche Ltd. and Hoffmann-La Roche Inc. and the Acquisition of Viventia. There were no audit-related fees for fiscal year 2015.

(3)
Tax fees for fiscal years 2016 and 2015 consist of fees for tax compliance services. In addition, in 2016 we incurred tax fees in connection with a Section 382 study and the Acquisition of Viventia. Tax compliance services relate primarily to the preparation of our U.S. and Massachusetts tax returns.

(4)	There were no other fees for fiscal years 2016 and 2015.
In 2014, the audit committee adopted a formal policy concerning approval of audit and non-audit services to be provided to us by our independent registered public accounting firm, Ernst & Young LLP. The policy requires that all services to be provided by Ernst & Young LLP, including audit services and permitted audit-related and non-audit services, be pre-approved by the audit committee, provided that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The Board pre-approved all audit and non-audit services provided by Ernst & Young LLP during fiscal year 2016 and 2015.

MATTERS TO BE VOTED ON
Proposal 1: Election of Class III Directors
In accordance with the terms of our certificate of incorporation and our by-laws, our Board is divided into three classes, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. The members of the classes are divided as follows:

•	Class I: Leslie Dan, Barry Gertz and Stephen Hurly, and their term expires at the annual meeting of stockholders to be held in 2018.

•	Class II: Paul Chaney, Wendy Dixon and Jay Duker, and their term expires at the annual meeting of stockholders to be held in 2019.

•	Class III: Abbie Celniker, Jane Henderson and Daniel Lynch, and their term expires at the2017 Annual Meeting.
At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Dr. Celniker, Ms. Henderson and Mr. Lynch are current directors whose terms expire at the 2017 Annual Meeting. Dr. Celniker, Ms. Henderson and Mr. Lynch are each nominated for re-election as a class III director, with a term expiring at the annual meeting of stockholders to be held in 2020 and upon the election and qualification of their respective successors.
Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of each of the nominees identified above for a three-year term ending in 2020, each such nominee to hold office until his or her successor has been duly elected and qualified. Stockholders who do not wish for their shares to be voted for any or all nominees may so indicate by striking out the name of such nominee(s) on the proxy card. Each of the nominees has indicated his or her willingness to serve on our Board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board. We do not contemplate that any of the nominees will be unable to serve if elected.
OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.
Proposal 2: To Ratify the Selection of Ernst & Young LLP as Eleven’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2017
The audit committee of our Board has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Ernst & Young LLP has served as our independent registered public accounting firm since the fiscal year ended December 31, 2010. Although stockholder approval of the selection of Ernst & Young LLP is not required by law or NASDAQ rules, our audit committee believes that it is advisable and has decided to give our stockholders the opportunity to ratify this selection. If this proposal is not approved at the 2017 Annual Meeting, our audit committee may reconsider this selection.
Representatives of Ernst & Young LLP are expected to be present at the 2017 Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from stockholders.
OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS ELEVEN’ S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

OWNERSHIP OF COMMON STOCK
The following table sets forth information with respect to the beneficial ownership of our common stock as of April 7, 2017 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•
each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock based on currently available Schedules 13D and 13G filed with the Securities and Exchange Commission.

The column entitled “Percentage of Shares Beneficially Owned” is based on a total of 24,700,746 shares of our common stock outstanding as of April 7, 2017.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options and warrants that are currently exercisable or exercisable within 60 days after April 7, 2017 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of each beneficial owner is c/o Eleven Biotherapeutics, Inc., 245 First Street, Suite 1800, Cambridge, Massachusetts 02142.

Name and Address of Beneficial Owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% Stockholders:
Clairmark Investments Ltd.(1)	3,582,328	14.5%
Entities affiliated with Flagship Ventures Management, Inc.(2)	1,400,944	5.7%
JAFCO Super V3 Investment Limited Partnership(3)	1,449,337	5.9%
Third Rock Ventures, L.P.(4)	4,841,591	19.6%
Directors and Named Executive Officers:
Wendy L. Dixon, Ph.D.(5)	30,045	*
Abbie C. Celniker, Ph.D.(6)	916,364	3.6%
Paul G. Chaney(7)	32,287	*
Leslie L. Dan(1)(8)	3,585,915	14.5%
Jay S. Duker, M.D.(9)	20,628	*
Barry J. Gertz, M.D., Ph.D.(9)	20,628	*
Jane V. Henderson(10)	43,177	*
Daniel S. Lynch(11)	177,574	*
Stephen A. Hurly(12)	414,377	1.7%
John J. McCabe, C.P.A.(13)	135,736	*
Arthur DeCillis, M.D.(14)	9,623	*
Karen Tubridy, Pharm.D.(15)	32,753	*
All current executive officers and directors as a group (11 persons)(16)	5,386,354	21.0%

*	Less than one percent.

(1)
Based on information reported by Clairmark Investments Ltd. on Schedule 13D filed (1) with the SEC on September 26, 2016. Clairmark is the beneficial owner of the 3,582,328 shares of common stock issued to Clairmark as consideration for the Acquisition of Viventia. Of these shares, 358,232 are being held in escrow for indemnification purposes related to the Acquisition. The address of each of the reporting persons is Clairmark Investments Ltd., 305 Milner Avenue, Suite 914, Toronto, Ontario M1B 3V4.

(2)
Based on information reported by Flagship Ventures Fund 2007, L.P. on Schedule 13D/A filed with the SEC on November 30, 2016. Flagship Ventures Fund 2007, L.P., or Flagship 2007 Fund, Flagship Ventures Fund IV, L.P., or

Flagship IV Fund, and Flagship Ventures Fund Iv-Rx, L.P., or Flagship IV-Rx Fund, directly hold 1,090,887 shares, 247,550 shares and 62,507 shares of common stock, respectively. Flagship Ventures 2007 General Partner LLC, or Flagship 2007 GP, as the general partner of Flagship 2007 Fund, may be deemed to beneficially own the shares directly held by Flagship 2007 Fund. Flagship Ventures Fund IV General Partner LLC, or Flagship IV GP, as the general partner of Flagship IV Fund and Flagship IV-Rx Fund, may be deemed to beneficially own the shares directly held by Flagship IV Fund and Flagship IV-Rx Fund. Dr. Afeyan and Mr. Kania, as the managers of Flagship 2007 GP and Flagship IV GP, may be deemed to beneficially own the shares directly held by Flagship 2007 Fund, Flagship IV Fund and Flagship IV-Rx Fund. Dr. Afeyan and Mr. Kania hereby disclaim beneficial ownership of the shares of common stock held by Flagship 2007 Fund, Flagship IV Fund, and Flagship IV-Rx Fund, except to the extent of their pecuniary interest therein. The address of each of the reporting persons is Flagship Ventures, One Memorial Drive, 7th Floor, Cambridge, MA 02142.

(3)
Based on information reported by JAFCO Super V3 Investment Limited Partnership, or JAFCO Super V3, and JAFCO Co., Ltd. on Schedule 13G/A filed with the SEC on February 9, 2016. JAFCO Super V3 directly holds 1,449,337 shares of common stock. JAFCO Co., Ltd., as the general partner of JAFCO Super V3, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by JAFCO Super V3. The address of each of the reporting persons is Otemachi First Square West Tower 11F, 1-5-1, Otemachi Chiyoda-Ku, Tokyo, Japan 100-0004.

(4)
Based on information reported by Third Rock Ventures, L.P., or TRV L.P., on Schedule 13D filed with the SEC on February 21, 2014. TRV L.P. directly holds 4,841,591 shares of common stock. Each of Third Rock Ventures GP L.P., or TRV GP, as sole general partner of TRV L.P., and Third Rock Ventures GP, LLC, or TRV GP LLC, as sole general partner of TRV GP, may be deemed to share voting and dispositive power with respect to all shares held by TRV L.P. Each of Mark J. Levin, Kevin Starr, and Dr. Robert I. Tepper, as a manager of TRV LLC, may also be deemed to share voting and dispositive power with respect to all shares held by TRV L.P. Each of the reporting persons disclaims beneficial ownership of the TRV Shares other than those shares which such person owns of record. The address of each of the reporting persons is Third Rock Ventures, 29 Newbury Street, 3rd Floor, Boston, MA 02116.

(5)	Consists of 30,045 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 7, 2017.

(6)	Consists of (i) 409,915 shares of common stock and (ii) 506,449 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 7, 2017.

(7)	Consists of 32,287 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 7, 2017.

(8)	Includes 3,587 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 7, 2017.

(9)	Consists of 20,628 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 7, 2017.

(10)	Consists of 43,177 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 7, 2017.

(11)	Consists of (i) 70,879 shares of restricted common stock and (ii) 106,695 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 7, 2017.

(12)
Consists of (i) 398,031 shares of common stock issued to Mr. Hurly as consideration for the Acquisition (as defined below), of these shares, 39,803 are being held in escrow for indemnification purposes related to the Acquisition, and (ii)16,346 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 7, 2017 .

(13)	Consists of (i) 5,930 shares of common stock and (ii) 129,806 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 7, 2017.

(14)	Consists of 9,623 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 7, 2017.

(15)	Based upon information set forth in the Form 4 filed on June 29, 2016. Ms. Tubridy resigned as or Chief Development Officer on September 20, 2016.

(16)	Consists of (i) 4,467,083 shares of common stock and (ii) 919,271 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 7, 2017.
Section 16(a) Beneficial Ownership Reporting Compliance
Based solely on our review of copies of reports filed by individuals and entities required to make filings pursuant to Section 16(a) of the Exchange Act or written representations from such individuals or entities, we believe that during 2016 all filings required to be made by such individuals or entities were timely made in accordance with the Exchange Act.

OTHER MATTERS
Our Board does not know of any other matters that may come before the 2017 Annual Meeting. However, if any other matters are properly presented to the 2017 Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.
Solicitation of Proxies
This proxy is solicited on behalf of our Board. We will bear the expenses connected with this proxy solicitation. We expect to pay banks, brokers and other nominees their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. In addition to the use of the mails, our directors, officers and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” notices of internet availability, proxy statements and annual reports. This means that only one copy of our Notice, or proxy statement, and annual report may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to us at Eleven Biotherapeutics, Inc., 245 First Street, Suite 1800 Cambridge, MA 02142, Attention: Corporate Secretary, or by calling (617) 444-8550. Any stockholder who wants to receive separate copies of the Notice, proxy statement or annual report in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address or phone number.
Deadline for Submission of Stockholder Proposals for 2018 Annual Meeting of Stockholders
Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2018, or the 2018 Annual Meeting, pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us at our principal offices, 245 First Street, Suite 1800 Cambridge, MA 02142, Attention: Corporate Secretary, no later than December 8, 2017, the date that is 120 days prior to the first anniversary of the date of this proxy statement, in order to be included in the proxy statement and proxy card relating to that meeting.
In addition, our by-laws establish an advance notice procedure for nominations for election to our Board and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement. In general, notice must be received at our principal offices at 245 First Street, Suite 1800 Cambridge, MA 02142, Attention: Corporate Secretary, not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2018 Annual Meeting, such a proposal must be received by us no earlier than January 19, 2018 and no later than February 18, 2018. However, if the date of the annual meeting is more than 20 days earlier or more than 60 days later than such anniversary date, notice must be received no earlier than 120 calendar days prior to such annual meeting and no later than the close of business on the later of 90 days prior to such annual meeting and 10 days following the day on which notice of the date of such annual meeting was mailed or public announcement of the date of such annual meeting was first made, whichever first occurs. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the Board for the 2018 Annual Meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our by-laws which also specify requirements as to the form and content of a stockholder’s notice.

ANNUAL MEETING OF ELEVEN BIOTHERAPEUTICS, INC.

Date:	Friday, May 19, 2017
Time:	10 A.M. (Eastern Time)
Place:	Hilton Boston Logan Airport, One Hotel Drive, Boston, MA 02128
Please make your marks like this: ☒ Use dark black pencil or pen only
The Board of Directors Recommends a Vote FOR each of the director nominees listed in proposal 1 and FOR proposal 2.

1:	To elect three class III directors of our board of directors to serve until the 2020 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified.
(01) Abbie Celniker (02) Jane Henderson (03) Daniel Lynch

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
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INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Vote For All Except” box and write the number(s) in the space provided to the right.

		For	Against	Abstain
2:	To ratify the selection of Ernst & Young LLP as Eleven Biotherapeutics’ independent registered public accounting firm for the fiscal year ending December 31, 2017.	Â	Â	Â

To attend the meeting and vote your shares in person, please mark this box.	Â
Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Eleven Biotherapeutics, Inc.
to be held on Friday May 19, 2017
for Holders as of March 27, 2017
This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET Go To www.proxypush.com/ebio • Cast your vote online 24 hours a day/7 days a week. • Have your Proxy Card/Voting Instructions Form ready. • View Meeting Documents.	OR MAIL	TELEPHONE (866) 221-8259 • Use any touch-tone telephone toll-free 24 hours a day/7 days a week. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.
The undersigned hereby appoints Stephen A. Hurly and John J. McCabe, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Eleven Biotherapeutics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.
All votes delivered must be received by 11:59 P.M., Eastern Time, May 18, 2017.

PROXY TABULATOR FOR
ELEVEN BIOTHERAPEUTICS, INC. c/o MEDIANT COMMUNICATIONS
P.O. BOX 8016
CARY, NC 27512-9903

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